Exhibit 10.32

[Execution Version]

GENERAL RELEASE AND SEPARATION AGREEMENT

THIS GENERAL RELEASE AND SEPARATION AGREEMENT (“Agreement”) is made this ___ day of December, 2016 (the “Effective Date”) by and between Kevin M. Dotts (“You” or “Your”) and Internap Corporation (“Internap”).

WHEREAS, Internap and You have determined that it is in the best interests of both parties to end Your employment as set forth herein;

WHEREAS, You and Internap agree that the termination of Your employment constitutes a “separation from service” with Internap within the meaning of Treas. Reg. §1.409A-1(h); and

WHEREAS, You and Internap agree that Your employment with Internap is terminated effective as of December 1, 2016 (“Termination Date”);

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, You and Internap, intending to be legally bound, agree as follows:

1.	The foregoing recitals are hereby made a part of this Agreement and are incorporated herein by reference.

2.	(a)	Your employment with Internap will be terminated effective on the Termination Date.

(b)          You acknowledge and agree that with payment of normal payroll through the Termination Date, You will have received all compensation (whether as deferred compensation, commissions, bonuses, or otherwise), employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance and 401(k) contributions), and any other alleged obligations that You may be entitled to relating to Your employment with Internap through the Termination Date. In addition, Internap has reimbursed You for all business expenses You have incurred prior to the earlier of the Termination Date or the date You executed this Agreement, and You agree that Internap owes You no additional amounts related to reimbursable business expenses. You further acknowledge and agree that all benefits listed above cease on Your Termination Date except as otherwise permitted in this Agreement (and except for customary continuation of health, dental and vision, if any, through the end of the month in which Your Termination Date occurs). Further, all remaining cash and equity benefits You are entitled to under the Internap Senior Vice President Retention Program shall accelerate, vest and be paid as set forth in Schedule C, which is incorporated by reference.

(c)          As consideration for the promises made by You in this Agreement, Internap agrees to provide You the following benefits and payments, provided that this Agreement has been executed and delivered to Internap and has become irrevocable by the date that is at least thirty (30) days after Your Termination Date:

(i)          Internap will pay You the sum of Three Hundred Thirty-Five Thousand Four Hundred Fifty-Seven Dollars ($335,457), minus all applicable withholdings, including taxes and Social Security, to be paid monthly in equal installments of Twenty-Seven Thousand Nine Hundred Fifty-Four Dollars and Seventy-Five Cents ($27,954.75), payable over a twelve (12) month period, in accordance with Internap’s normal payroll schedule, beginning with the first normally scheduled payroll date following the thirty (30) day period following Your Termination Date.

(ii)         A portion of Your equity-based compensation awards previously granted to You by Internap that are unvested on the Termination Date shall accelerate as set forth in Schedule A, which is incorporated by reference. Such vesting shall occur as of the 31st day following Your Termination Date and such shares shall be settled as soon as practicable thereafter (but in any event, no more than 10 business days).

(iii)        Notwithstanding anything to the contrary in any equity award, plan, or agreement, the exercise period for the vested equity-based compensation awards indicated in Schedule B, which is incorporated by reference, shall be extended to December 1, 2017.

(d)          You understand and agree that the payments and covenants by Internap referenced in Section 2(c) are in consideration for Your promises in this Agreement and that You otherwise are not entitled to this or any other payment for any reason on account of Your separation from employment with Internap (except for the Internap Senior Vice President Retention Program benefits as set forth in Schedule C).

(e)          The terms of the 401(k) plan will govern Your account balance, if any, under such 401(k) plan.

(f)          You agree that except as set forth in Schedule A and Schedule C, all equity-based compensation awards previously granted to You by Internap that are unvested on the Termination Date shall expire on the Termination Date.

(g)          You shall, at the same time You execute this Agreement, execute the resignation letter attached to this Agreement as Schedule D, which is incorporated by reference, by which You resign any officer or director positions You hold with Internap or any subsidiary of Internap. You shall also execute any other documents necessary to effectuate the intent of this provision.

3.	Post-Termination Consulting.

(a)          As directed by Internap’s Chief Executive Officer (“CEO”), from the Termination Date through February 28, 2017 (the “Consulting Period”), You agree to perform duties as requested and authorized by Internap, including, but not limited to, cooperating with Internap in any pending or future matters, including, but not limited to, any business matter, litigation, investigation or other dispute about which You have knowledge or information, and taking all steps requested by Internap to effect a smooth transition of Your duties and responsibilities as Internap’s Chief Financial Officer (the “Services”). Any services not specifically described in this Section but required for the proper performance of, and reasonably related to, the Services shall be included in the definition of the Services as if specifically described in this Section. You shall report to Bob Dennerlein, CFO, during the term of the Consulting Period. After December 1, 2016, You will not be required to report to Internap’s offices during the Consulting period, provided however; it is expected that you will be generally available and come to Internap’s office as reasonably requested.

(b)          During the Consulting Period, Internap shall pay You a monthly fee of Twenty-Seven Thousand Nine Hundred Fifty-Four Dollars and Seventy-Five Cents ($27,954.75) for the Services (the “Fee”), to be paid semi-monthly on Internap’s regular payroll dates; provided that, the first payment will be made on the first payroll date following the expiration of this Agreement’s revocation period. If instructed by Internap’s CEO, You shall refrain from performing any Service or Services; provided that such an instruction shall not release Internap from its obligation to pay You the Fee.

(c)          During the Consulting Period, Internap shall reimburse You for all reasonable costs associated with the business-related use of a mobile telephone in accordance with the policies and procedures of Internap.

(d)          You acknowledge and agree that during the Consulting Period, whether or not any services provided by You hereunder are being performed on Internap property and regardless of the nature of the task being performed, You are an independent contractor of Internap. You expressly represent that You are an independent contractor of Internap under the laws of the United States, under applicable state laws, and under the common law, and You acknowledge that Internap is relying upon this representation. As an independent contractor, You are not: (a) eligible to participate in any employee benefit program offered by Internap to its employees or agents; and (b) covered under Internap’s worker’s compensation insurance or state unemployment insurance coverages. You acknowledge and agree that You are solely responsible, and Internap has no responsibility, to pay any and all taxes applicable to the Fee You receive from Internap under this Section, including, but not limited to, FICA payments. Internap shall not be responsible for withholding any income or taxes on Your behalf and You further agree to indemnify, defend and hold Internap harmless from and against any claims or action arising out of or relating to Your failure to withhold or pay such taxes on Your behalf. Subject to the provisions of this Agreement and consistent with Your post-termination obligations in the Employment Security Agreement between You and Internap, dated February 15, 2016 (the “ESA”), You may work on projects for entities other than Internap during or after the Consulting Period at Your election. However, You shall use Your best efforts to ensure the timely and proper completion of the Services. Internap and You acknowledge and agree that this Section does not constitute or appoint You as an agent of Internap for any purpose whatsoever during the Consulting Period. You are prohibited from acting as, or holding Yourself out as, an agent of Internap during the Consulting Period.

(e)          The parties agree that the level of bona fide services to be performed by You during the Consulting Period will not be more than twenty percent (20%) of the average level of bona fide services which You performed during the period of Your employment prior to Your Termination Date.

(f)          During the Consulting Period, Internap shall continue to cover You under its Directors and Officers insurance policy. In addition, the Indemnity Agreement entered into between You and Internap, pursuant to the terms of the Indemnity Agreement, (i) shall apply during the Consulting Period, (ii) shall survive the termination of Your employment and the end of the Consulting Period, and (iii) is incorporated herein by reference.

4.           You acknowledge Internap is relying on Your compliance with the terms of the post-termination obligations in the ESA (defined above). The post-termination obligations in the ESA,

including, but not limited to Article III of the ESA, are incorporated by reference herein, and survive the termination of Your employment.

5.            (a)          In consideration of the foregoing payments and covenants, You, for Yourself and for Your heirs, legal representatives and assigns, hereby unconditionally and absolutely release, remise, acquit and forever discharge Internap and its heirs, executors, administrators, legal and personal representatives; former and/or current owners, partners, officers, directors, employees, residents, stockholders, managers, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, principals and privies; past, present and future parent, subsidiary and affiliated companies (both direct and indirect), divisions, related trade names and affiliated entities of any kind; insurers; and any person or entity who may be jointly liable with Internap or any of the aforesaid persons or entities, including their employee benefit plans and programs and their administrators and fiduciaries (hereinafter referred to as the “Internap Releasees”) from any and all claims, suits, personal remedies, debts, dues, demands, grievances, sums of money, rights, damages, liabilities, proceedings, actions and causes of action of any kind, nature or character (whether known or unknown, whether suspected or unsuspected and whether at law, in equity or otherwise), which relate to and/or arise out of any fact or event whatsoever from the beginning of time to and including the Effective Date of this Agreement. The foregoing release includes, but is not limited to, those rights and personal remedies arising under: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Civil Rights Act of 1991; (c) 42 U.S.C. § 1981; (d) the Age Discrimination in Employment Act;(e) the Family and Medical Leave Act;; (f) the Americans with Disabilities Act of 1990, as amended; (g) the Rehabilitation Act of 1973, as amended; (h) the Equal Pay Act (i) the Employee Retirement Income Security Act, as amended; (j) any federal, state or local handicap, disability or discrimination related act, regulation, ordinance, statute or executive order; and (k) any ordinance or statute promulgated by any city, county, municipality or other state subdivision. Furthermore, this release also includes, but is not limited to, the following: (1) claims for retaliatory or wrongful discharge of any kind; (2) claims for severance pay, benefits, bonuses, commissions, and/or other benefits of any kind; (3) claims for intentional or negligent infliction of emotional or mental distress or for outrageous conduct; (4) claims for breach of duty, libel, slander or tortious conduct of any kind; (5) claims for interference with business relationships, contractual relationships or employment relationships of any kind; (6) claims for breach of an implied covenant of good faith and fair dealing; (7) claims for interference with and/or breach of contract (whether express or implied, in fact or in law, oral or written); (8) claims for attorneys’ fees, costs or expenses; (9) claims for personal remedies from alleged discrimination of any kind; (10) claims based upon the creation, maintenance or subjection to a hostile or offensive work environment; (11) claims for constructive discharge; (12) claims for personal remedies from claims of retaliation; (13) any and all claims which You ever had or have arising as a result of or connected in any way with Your employment with and/or Your subsequent separation from employment with Internap; and/or (14) any and all claims arising out of the ESA provided, however, that Section 1.2 of the ESA shall remain in effect in the event that a Change of Control (as defined in the ESA) is determined to have transpired within six months of the Termination Date. PROVIDED, HOWEVER, You are not waiving, releasing or giving up any rights You may have to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to unemployment insurance, or to enforce the terms of this Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Your behalf against Internap by any person or entity, You waive any and all rights to receive monetary damages or injunctive relief in Your favor from or against Internap.

If any claim is not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Internap or any other Internap Releasee identified in this Agreement is a party.

(b)          Subject to Section 22 of this Agreement, You agree never to seek or file a lawsuit, claim or cause of action seeking damages, reinstatement, attorney fees or other personal relief against Internap and/or the Internap Releasees based on the claims being released under this Agreement.

(c)          You affirm that You have not filed, caused to be filed, or presently are a party to any claim against any Internap Releasee. You also affirm that You have been granted any leave to which You were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws. You further affirm that You have no known workplace injuries or occupational diseases. You also affirm that You have not divulged any proprietary or confidential information of Internap and will continue to maintain the confidentiality of such information consistent with Internap’s policies and Your agreement(s) with Internap and/or common law. You further affirm that You have not been retaliated against for reporting any allegations of wrongdoing by any Internap Releasees, including but not limited to Internap and its officers, including any allegations of corporate fraud. You affirm that all of Internap’s decisions regarding Your pay and benefits through the date of Your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

(d)          Internap provides notice to You pursuant to the Defend Trade Secrets Act that:

An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.           You knowingly relinquish, waive and forever release any and all claims or personal remedies arising under the Age Discrimination in Employment Act, 29 U.S.C.§ 621, et seq., related in any manner to Your employment with Internap or Your separation from such employment. In making this RELEASE:

(a)          You acknowledge that You MAY SIGN THIS AGREEMENT ON OR AFTER YOUR TERMINATION DATE, AND THAT YOU have BEEN GIVEN AT LEAST twenty-one (21) days to review this Agreement prior to signing it. To the extent that You have decided to execute this Agreement prior to the expiration of the twenty-one (21) day period, You acknowledge that You have voluntarily executed thIS AGREEMENT AND HAVE DECIDED NOT TO WAIT THE FULL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

(b)          You understand that You have a period of seven (7) days after signing this Agreement to revoke it and not receive the monetary payments provided to You under the terms of this Agreement.

(c)          You further understand that this SECTION 6, pertaining specifically to claims or rights arising under the AGE DISCRIMINATION IN EMPLOYMENT ACT, does not cover any rights, claims or remedies, if any, that may arise after the date on which this Agreement is executed, and does not affect Your right to challenge the validity of this RELEASE under the law.

(d)          You AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAYS CONSIDERATION PERIOD.

7.            This Agreement shall not in any way be construed as an acknowledgement or admission by Internap that it has acted wrongfully with respect to You or to any other person or that You have any rights whatsoever against Internap. Internap specifically disclaims any liability to or wrongful acts against You or any other person.

8.           You will return to Internap, not later than the end of the Consulting Period (or earlier as requested by Internap), any property of Internap, including, but not limited to, computers, software, data, keys, identification cards, access cards, credit cards, telephone cards, parking permits, cellular telephones, pagers, business cards, manuals and/or business documents of Internap; provided, however, You may keep Your Internap-issued laptop after it has been examined by Internap’s IT Department to ensure that all Internap data has been removed. You will make accessible said laptop, Your mobile phone and any mobile tablet used for Internap business to Internap’s IT Department to ensure that all Internap data has been removed. At Internap’s request, You will confirm in writing the deletion of any Internap information, data and materials from any computer or storage devices owned by You or under Your control. You further agree that, should You discover that You do possess or otherwise have custody or control of any property of Internap, You will return, via hand-delivery or overnight delivery, such property to: SVP and General Counsel, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, GA 30346, within ten (10) days of the discovery of the existence of such property of Internap.

9.            Any other benefits not mentioned in this Agreement that You may be entitled to, including, but not limited to, Your rights to health insurance continuation under federal and Georgia law, shall be provided to You in accordance with the underlying plan or document governing such benefits and/or applicable law.

10.          (a)          You acknowledge and agree that, before signing this Agreement, You were advised and are hereby advised in writing by Internap to review it and consult with an attorney of Your choosing and that, to the extent You desired You have availed yourself of these opportunities.

(b)          You represent and agree that You have carefully read and fully understand all of the provisions of this Agreement. You understand the final and binding nature of the release and waiver of Your rights specified herein, and You knowingly and voluntarily enter into this Agreement with the intent to be bound by it, and without any coercion or duress from any person or source whatsoever.

11.          This Agreement, including Schedules A, B, C, and D, represents and contains the entire agreement and understanding between the parties with respect to the terms and conditions of this Agreement, and supersedes any and all prior and contemporaneous written and oral agreements, understandings, representations, inducements, promises, warranties and conditions between the parties with respect to the terms and conditions of this Agreement; except (a) as may be otherwise provided in the ESA, in the event that a Change of Control (as defined in the ESA) is determined to have transpired within six months of the Termination Date; (b) the Indemnity Agreement entered into between You and Internap, which is incorporated by reference; and (c) any of Your post-termination obligations contained in the ESA (without limitation, including Article III thereof) and the dispute resolution provisions of Article IV of the ESA (as amended in Section 24 hereof), which are incorporated by reference, shall remain in full force and effect, and shall survive cessation of Your employment. Except as specifically provided in this Section, no other agreement, understanding, representation, inducement, promise, warranty or condition of any kind with respect to the terms and conditions of this Agreement shall be relied upon by the parties unless expressly incorporated herein.

12.          This Agreement may not be amended or modified except by an agreement in writing signed by all of the parties hereto.

13.          Any failure of any party on one or more occasions to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions of this Agreement, shall not constitute a waiver of such term or condition at any future time, and shall not prevent any party from insisting on the strict keeping and performance of such terms and conditions at a later time.

14.          The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

15.          Each party to this Agreement agrees and acknowledges that no presumption, inference or conclusion of any kind shall be made or drawn against the drafter or draft(s) of this Agreement. Each party to this Agreement also agrees and acknowledges that he/it has contributed to the final version of this Agreement through comments and negotiations.

16.          This Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective heirs, personal and legal representatives, purchasers, executors, administrators, successors and assigns. You may not assign any rights or obligations hereunder without Internap’s prior written consent.

17.          It is understood and agreed that the parties to this Agreement do hereby declare, represent, acknowledge and warrant that:

(a)          IN EXECUTING THIS AGREEMENT, THE PARTIES HERETO RELY UPON THEIR OWN JUDGMENT, BELIEF AND KNOWLEDGE AS TO THE NATURE, EXTENT AND EFFECT OF THE POTENTIAL LIABILITY OF THE PARTIES AND OF THE LIABILITIES,

WHETHER POTENTIAL OR OTHERWISE, WHICH ARE BEING RELEASED BY THIS AGREEMENT AND THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND SIGNING THE SAME VOLUNTARILY AND KNOWINGLY AND WITHOUT ANY DURESS, COERCION, INTIMIDATION OR FORCE; and

(b)          The terms of this Agreement are contractual and not mere recitals; and

(c)          This Agreement is deemed to have been entered into in the State of Georgia and shall be construed and interpreted at all times and in all respects in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws, and jurisdiction and venue for any action relating in any manner to this Agreement shall be in a court of competent jurisdiction in the State of Georgia.

18.          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed as being the same instrument.

19.          The persons executing this Agreement do hereby declare, represent, acknowledge, warrant and agree that such person is duly and fully authorized to execute this Agreement so as to legally bind You and Internap.

20.          You understand that, if You sign this Agreement, You may change Your mind and revoke Your acceptance within seven (7) days after signing it by giving notice in writing to Internap at the following address:

Internap Corporation

Attention: SVP and General Counsel

One Ravinia Drive, Suite 1300

Atlanta, Georgia 30346

21.          You understand that this Agreement will not be effective or enforceable until the seven (7) day revocation period has expired, but will become effective and enforceable as soon as the revocation period ends.

22.          Nothing in this Agreement will be construed to prohibiting You from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation;  provided, however, that You may not disclose Internap information that is protected by the attorney-client privilege, except as expressly authorized by law. You do not need the prior authorization of Internap to make any such reports or disclosures, and You are not required to notify Internap that You have made such reports or disclosures.

23.          Subject to required disclosure of Your ESA as required pursuant to Section 3.2 of Your ESA, on and after Your Termination Date, You agree to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to anyone except to Your spouse or domestic partner, attorneys, tax consultants or as otherwise required by law, and agree to take all steps necessary to assure confidentiality by those recipients of this information.

24.          (a)          The dispute resolution provisions of Article IV of Your ESA shall govern all disputes and claims arising out of or relating to this Agreement; provided that, Section 4.3(a) shall be replaced by Section 24(b) hereof.

(b)          Except as provided in Section 4.3(b) of the ESA, if You or Internap sues in court against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, the prevailing party will be entitled to recover its attorney’s fees and court costs, regardless of which party initiated the proceedings. If there is no prevailing party, Internap and You will each bear their own costs and attorneys’ fees incurred.

IN WITNESS WHEREOF, the parties have executed this General Release and Separation Agreement as of the date indicated below:

Kevin M. Dotts

Date: __________________, 2016

INTERNAP CORPORATION

By: Peter D. Aquino
Title: President and CEO
Date:__________________, 2016

Schedule a

ACCELERATION OF UNVESTED EQUITY

Acceleration of 25% of Unvested Stock Option Granted in 2016 (Note: All other unvested stock options previously granted will be forfeited upon Your Termination Date)

Grant Number	Type of Equity	Grant Date	Number of Options/Shares to be Accelerated
10274	Stock Option	2/22/2016	25,715

Acceleration of 25% of Unvested Restricted Stock (Note: All other unvested equity awards previously granted will be forfeited upon Your Termination Date)

Grant Number	Type of Equity	Grant Date	Number of Options/Shares to be Accelerated
9271	Restricted Stock	2/21/2014	2,077
9820	Restricted Stock	2/20/2015	3,708
10267	Restricted Stock	2/22/2016	8,652

- 11 -	Separation Agreement – Schedule A

Schedule B

EXTENSION OF EXERCISE PERIOD OF VESTED OPTIONS

Extension of Exercise Period of Vested Options (Note: All options below, other than grant 10274, have vested by their terms)

Grant Number	Grant Date	Number of Options	Exercise Price	Expiration Date
9017	8/30/2012	70,000	$7.11	12/01/2017
9085	2/22/2013	98,128	$8.72	12/01/2017
9543	2/21/2014	56,887	$7.93	12/01/2017
9722	2/20/2015	28,186	$9.04	12/01/2017
10274	2/22/2016	25,715	$2.00	12/01/2017

- 12 -	Separation Agreement – Schedule B

SCHEDULE C

Internap Senior Vice President Retention Program

Cash Payment: $54,511.76 paid as of Your Termination Date.

Accelerated Restricted Stock Units: 27,062 units vested and settled as of Your Termination Date.

- 13 -	Separation Agreement – Schedule C

SCHEDULE D

Letter of resignation

- 14 -	Separation Agreement – Schedule D

_________________, 2016

Internap Corporation

One Ravinia Drive, Suite 1300

Atlanta, Georgia 30346

Re: Resignation of officer and/or director positions

Dear Pete,

Effective December 1, 2016, I resign from any officer and/or director position I hold with Internap Corporation (the “Company”). This action is not the result of any disagreement with the Company or the Board of Directors relating to the Company’s operations, policies, or practices.

Sincerely,

Kevin M. Dotts

- 15 -	Separation Agreement – Schedule D